Exhibit 5.1

January 14, 2020

VIA ELECTRONIC TRANSMISSION

Beyond Air, Inc.

825 East Gate Boulevard, Suite 320

Garden City, New York 11530

Ladies and Gentlemen:

Beyond Air, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of (i) registering under the Securities Act of 1933, as amended (the “Securities Act”), 532,786 shares (the “Private Placement Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), which Private Placement Shares were issued in a private placement to certain investors in December 2019 and (ii) post-effectively amending the Company’s existing Registration Statement on Form S-1 (File No. 333-218626) declared effective on June 16, 2017 and the Company’s existing Registration Statement on Form S-1 (File No. 333-216287) declared effective on May 26, 2017, each of which were previously amended by a Post-effective Amendment declared effective on October 3, 2018, for the resale of an aggregate of 3,624,220 shares issuable upon the exercise of outstanding warrants issued in 2017 (the “Warrant Shares”), in each case for resale by the selling stockholders named in the prospectus contained in the Registration Statement (the “Prospectus”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications set forth below, we advise you that, in our opinion, as of the date hereof, the Private Placement Shares have been validly issued, fully paid and are non-assessable, and the Warrant Shares, when issued upon the exercise of the underlying warrants and upon the Company’s receipt of payment of the exercise price therefore, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SICHENZIA ROSS FERENCE LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 |